EXHIBIT 10.6

Asset Purchase Agreement
(Reno/Sparks)

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 2, 2004 (the “Effective Date”) by and between CROWN PACIFIC LIMITED PARTNERSHIP, a Delaware limited partnership (“Seller”), Debtor-in-Possession under Jointly Administered Case No. 03-11258-PHX-RJA (the “Case”) in the United States Bankruptcy Court for the District of Arizona (the “Bankruptcy Court”) filed on June 29, 2003 (the “Petition Date”) under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), and RENO LUMBER, a Nevada corporation (“Buyer”).

Recitals:

A.            Seller owns and operates a contractor supply business in Sparks, Nevada (the “Business”).

B.            Seller wishes to sell substantially all assets associated with the Business to Buyer, and Buyer wishes to purchase such assets from Seller, in each case on the terms and conditions set forth in this Agreement.

Agreements:

In consideration of the foregoing, the mutual covenants of the parties set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.             Purchase and Sale.

1.1           Agreement to Purchase and Sell. On the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell, transfer, assign, convey, and deliver to Buyer, and Buyer agrees to purchase from Seller, all of Seller’s right, title, and interest as of the Closing Date in and to the following assets (collectively, the “Purchased Assets”):

1.1.1.       Contracts.  To the extent transferable, Seller’s right, title, and interest (i) as lessee under those equipment leases and similar arrangements listed on Schedule A-1 to this Agreement (the “Personal Property Leases”), and (ii) as a party to those other contracts, licenses, agreements, and similar arrangements listed on Schedule A-2 to this Agreement and all purchase orders arising out of the operation of the Business and outstanding as of the Closing Date, including, without limitation, those purchase orders listed on Schedule A-3 to be delivered at Closing (the “Other Contracts”);

1.1.2.       Real Property and Improvements.  Seller’s right, title and interest in and to: (a) the real property described in the legal descriptions listed on Schedule A-4 to this Agreement (“the “Real Property”), and (b) all improvements located thereon (the “Improvements”);

1.1.3.       Personal Property.  Those items of equipment and tangible personal property owned by Seller and listed on Schedule B-1 (buildings, machinery and equipment) and Schedule B-2 (office furniture and equipment) to this Agreement and any other tangible personal property acquired by Seller after the Effective Date and prior to the Closing Date exclusively in connection with the Business (the “Personal Property”);

1.1.4.       Intangible Property.  All intangible personal property owned or held by Seller and used solely and exclusively in connection with the Business, but in each case only to the extent of Seller’s interest therein and only to the extent transferable, together with the Books and Records (the “Intangible Property”);

1.1.5.       Receivables.  All accounts receivable arising out of the operation of the Business and outstanding as of the Closing Time (excluding accounts receivable from other divisions of Seller) and, subject to the provisions of Section 1.2, all causes of action relating thereto (the “Receivables”); and

1.1.6.       Inventory.  All inventories of lumber, other wood products, and other products held for resale by the Business, or in transit to the Business, or otherwise prepaid, in the Ordinary Course of Business as of the Closing Time, wherever located, including, without limitation, those inventories or products in transit listed on Schedule C to be delivered at Closing (the “Inventory”).

1.2           Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, the Purchased Assets shall not include (collectively, the “Excluded Assets”) (i) all cash and cash equivalents, (ii) any Personal Property Lease or Other Contract that is terminated or expires prior to the Closing Date in accordance with its terms or in the Ordinary Course of Business, (iii) Seller’s rights under this Agreement and to all cash and non-cash consideration payable or deliverable hereunder, (iv) any and all rights to the use of the names “Alliance Lumber” and “Crown Pacific,” (v) all preference or avoidance claims and actions of Seller, including any such claims or actions arising under Sections 544, 547, 548, 549, and 550 of the Bankruptcy Code, (vi) Inventory sold or otherwise transferred by Seller in the Ordinary Course of Business prior to the Closing Date, (vii) insurance proceeds, claims and causes of action with respect to, or arising in connection with, any Excluded Asset, and (viii) those items listed on Schedule D to this Agreement.

2.             Purchase Price and Payment; Assumption of Liabilities; Cure Costs.

2.1           Purchase Price.  In consideration of the sale, transfer, and conveyance to Buyer of the Purchased Assets, Buyer shall, at the Closing (i) pay to Seller cash in an amount (the “Purchase Price”) equal to (x) the Estimated Transaction Value, less (y) the Current Liabilities, less (z) the pre-Petition Date Claims listed on Schedule E to this Agreement; and (ii) assume the Assumed Liabilities.  Not less than two (2) Business Days prior to the anticipated Closing Date, Buyer shall give Seller notice of the Estimated Transaction Value as of the close of business on the Friday immediately prior to the anticipated Closing Date.  The Purchase Price shall be adjusted after the Closing to reflect any difference between the Estimated Transaction Value and the Actual Transaction Value, as provided in Section 2.4.  Notwithstanding the foregoing, in no event shall Seller owe any amount to Buyer as a result of Buyer’s acquisition of the Business.

2.2           Deposit Escrow.  Subject to the terms and conditions of an escrow agreement (the “Deposit Escrow Agreement”) entered into among Buyer, Seller and the Deposit Escrow Agent (as defined below), substantially in the form attached hereto as Exhibit A, on or prior to the Effective Date, Buyer shall deliver to and deposit in trust with JP Morgan Chase Bank or other similar escrow agent or company mutually acceptable by written agreement between Buyer and Seller (the “Deposit Escrow Agent”), the sum of Three Hundred Fifty Thousand Dollars ($350,000) (the “Deposit”) in immediately available, good funds.  Upon receipt of the Deposit, the Deposit Escrow Agent shall immediately deposit the Deposit into an account pursuant to the Deposit Escrow Agreement.  The Deposit Escrow Agent shall return to Buyer the Deposit (and any interest accrued thereon) upon the earlier of (A) Buyer’s termination of this Agreement under Section 8.1.1 as a result of the failure of a condition to Buyer’s obligations, as set forth in Section 4.2 (a “Seller Default Termination”), (B) Seller’s termination of this Agreement at its election under Section 8.1.1 unless there has been a Buyer Default Termination, (C) mutual termination of this Agreement under Section 8.1.2, or (D) pursuant to Section 2.4.4.  The Deposit Escrow Agent shall deliver the Deposit (and any interest accrued thereon) to Seller upon the earlier of (A) Seller’s termination of this Agreement under Section 8.1.1 as a result of the failure of a condition to Seller’s obligations set forth in Sections 4.1.1 or 4.1.2 (a “Buyer Default Termination”) or (B) the Closing.  Promptly upon the occurrence of any of the events described in the immediately preceding two sentences, Seller and Buyer shall jointly instruct the Deposit Escrow Agent to release the Deposit in accordance with this Section 2.2.  The Deposit Escrow Agent’s escrow fees and charges shall be paid one-half by Seller and one-half by Buyer, in which respect the Seller and the Buyer shall not be jointly liable since each shall only be liable for its own part (one-half) of the said fees and charges.

2.3           Payment of Purchase Price.  Buyer shall pay the Purchase Price less the Deposit to Seller in United States dollars by completed wire transfer of immediately available funds on the Closing Date.

2.4           Transaction Value Adjustment.

2.4.1.       Statement of Transaction Value.  Within five (5) Business Days after the Closing Date, Buyer shall deliver the Statement of Transaction Value to Seller.

2.4.2.       Objections.  Seller shall have thirty (30) calendar days after the delivery of the Statement of Transaction Value within which to give Buyer notice of any objection to any amount set forth therein.  Buyer shall, and shall direct its employees to, cooperate with Seller, at no expense to Seller, and provide Seller with access to all Books and Records necessary, in reviewing the Statement of Transaction Value.  Any such notice shall identify the specific amounts to which Seller objects and shall set forth with reasonable specificity the basis for Seller’s objections.  All amounts set forth in the Statement of Transaction Value to which Seller does not object as provided in this Section 2.4.2 shall irrevocably be deemed approved by Seller.

2.4.3.       Disputes.  If Seller gives notice in accordance with Section 2.4.2 objecting to any amounts set forth in the Statement of Transaction Value, then the parties shall negotiate in good faith in an effort to resolve such objections. If the parties are unable to resolve any such objections within ten (10) Business Days after Seller’s notice of objection is given, then the issues in dispute shall be submitted to the Accountants for resolution. In such event, (i) each party shall furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as are in the possession or control of such party and shall be afforded an opportunity to present to the Accountants the basis for its view with respect to the disputed issues and to discuss the determination of the disputed issues with the Accountants, (ii) the determination by the Accountants shall be final and binding on the parties, and (iii) Seller and Buyer shall each pay, and shall each be liable only for, one-half of the fees and expenses of the Accountants. Seller and Buyer shall direct the Accountants to use all reasonable efforts to complete their determination of the disputed issues within thirty (30) calendar days after they are submitted to the Accountants.

2.4.4.       Payments.  On the third Business Day following (i) the expiration of the thirty (30) calendar day period referred to in Section 2.4.2 if Seller fails to give a notice of objection as provided therein, or (ii) the resolution of any objections set forth in Seller’s notice pursuant to Section 2.4.2, whether by agreement of the parties or determination by the Accountants pursuant to Section 2.4.3, the appropriate adjusting payment shall be made in accordance with this Section 2.4.4.  If the Actual Transaction Value, as determined in accordance with this Section 2.4, as of the Closing Date is greater than the Estimated Transaction Value, then Buyer shall pay the Transaction Value Difference to Seller by wire transfer of immediately available funds.  If the Actual Transaction Value, as determined in accordance with this Section 2.4, is less than the Estimated Transaction Value, then Seller shall pay the Transaction Value Difference directly to Buyer by wire transfer of immediately available funds.

2.5           Cure Costs.  Buyer agrees to satisfy, as and when due, all cure obligations due and owing under the Contracts assumed by Buyer at the Closing which the Bankruptcy Court orders to be paid as a condition to Seller’s assumption and assignment to Buyer of the Contracts in accordance with Section 365 of the Bankruptcy Code or otherwise transferred.  Prior to the Closing Date, Buyer and Seller shall cooperate in good faith to determine all such cure obligations.

3.             Pre-Closing Matters.

3.1           Operation of Business.

3.1.1.       Between the Effective Date and the Closing Date, Seller shall:

(a)           Use commercially reasonable efforts to conduct the Business and operate and maintain the Purchased Assets in the Ordinary Course of Business;

(b)           Not sell, lease, or otherwise transfer or dispose of any material Purchased Assets, or any interest therein, other than transfers and dispositions, including the sale of lumber, other wood products, and other products, made in the Ordinary Course of Business;

(c)           Not permit or allow any material Purchased Assets to become subject to any additional Lien (other than Permitted Encumbrances); and

(d)           Use its commercially reasonable efforts to maintain the relations and goodwill with suppliers, customers, and others having business relationships with Seller in connection with the Business.

3.1.2.       Between the Effective Date and the Closing Date, Operator shall perform all of his operational and management functions in the Ordinary Course of Business.

3.2           Access to Information.  Between the Effective Date and the Closing Date, Seller shall, upon reasonable advance notice from Buyer to Seller, (i) afford to Buyer and its Representatives access (during normal business hours), in a manner so as not to interfere with Seller’s normal operations and subject to reasonable restrictions imposed by Seller, to all key employees and to the Purchased Assets, including the Books and Records, and (ii) cause its Representatives to furnish Buyer with such financial and operating data and other information with respect to the Business and the Purchased Assets as may be within Seller’s possession or control and as Buyer may reasonably request.  Buyer shall have no right hereunder to conduct any environmental or other assessment of the Property other than visual inspection and document review.  Buyer expressly acknowledges and agrees that nothing in this Section 3.2 is intended to give rise to any contingency to Buyer’s obligation to proceed with the transactions contemplated herein.

3.3           Public Announcements.  Except as otherwise required by applicable Legal Requirements, any public announcement or similar publicity with respect to this Agreement or the transactions herein contemplated shall be issued, if at all, only with such contents, at such time, and in such manner as the parties may mutually agree. If a party believes that it is required by applicable Legal Requirements to make any such public announcement, it shall first provide to the other party the content of the proposed announcement, the reasons such announcement is required to be made, and the time and place that the announcement will be made.

3.4           Damage or Destruction.  In the event of any damage to or destruction of a Purchased Asset (other than normal wear and tear) (a “Loss”) between the Effective Date and the Closing Date, (i) Buyer shall not be entitled to terminate this transaction, and (ii) the Purchase Price shall be reduced by an amount equal to the estimated cost to repair or restore the Purchased Asset to substantially its condition immediately prior to the occurrence of such Loss (to the extent, if any, that Seller has not completed such repair or restoration).  The estimated cost to repair or restore the Purchased Asset to substantially its condition immediately prior to the occurrence of such loss shall be agreed to by Seller and Buyer or, if they are unable to agree, shall be determined by an independent, qualified insurance adjuster selected by the parties (or, if they are unable to agree on such selection, one appointed by the Bankruptcy Court upon application by either party).  Seller shall be entitled to retain any insurance proceeds paid or payable on account of such Loss.

3.5           Bankruptcy Court Approval.  Promptly following the Effective Date, Seller shall file a motion with the Bankruptcy Court requesting, and shall thereafter use commercially reasonable efforts to obtain, entry of an order (the “Approval Order”) which (i) approves the sale of the Purchased Assets to Buyer on the terms and conditions set forth in this Agreement and authorizes Seller to proceed with the transactions herein contemplated, (ii) includes a specific finding that Buyer is a good faith purchaser of the Purchased Assets and is entitled to the protection afforded by Section 363(m) of the Bankruptcy Code, (iii) states that the sale of the Purchased Assets to Buyer shall be free and clear of all Liens whatsoever (except as expressly provided in this Agreement), and (iv) approves Seller’s assumption and assignment of the pre-Petition Date Contracts pursuant to Section 365 of the Bankruptcy Code and orders Buyer to pay any cure amounts payable to the other parties to such Contracts as a condition to such assumption and assignment.

3.6           Overbid Protection.  Seller shall not consider an offer from a prospective purchaser who offers to bid for the Purchased Assets at an auction with respect to the sale thereof unless such prospective purchaser offers to purchase the Purchased Assets for consideration that is at least One Hundred Thousand Dollars and No Cents ($100,000) greater than the consideration set forth in this Agreement (including, without limitation, all cash, non-cash consideration and assumed liabilities).

4.             Conditions to Closing.

4.1           Seller’s Conditions.  Seller’s obligation to close this transaction shall be subject to and contingent upon the satisfaction (or waiver by Seller in its sole discretion) of each of the following conditions:

4.1.1.       All representations and warranties of Buyer set forth in this Agreement (considered collectively) and each such representation and warranty (considered individually) shall have been true and correct as of the Effective Date and shall be true and correct in all material respects as of the Closing Date, as if made on the Closing Date.

4.1.2.       All of the covenants and obligations that Buyer is obligated to perform or comply with pursuant to this Agreement prior to or at the Closing (considered collectively) and each such covenant and obligation (considered individually) shall have been performed and complied with in all material respects.

4.1.3.       Buyer shall have made the deliveries of documents and funds required to be made pursuant to Section 5.3.

4.1.4.       As of the Closing Date, there shall not be in effect any Legal Requirement or any Order that prohibits the transfer of any material portion of the Purchased Assets by Seller to Buyer.

4.1.5.       Since the Effective Date, there shall not have been commenced or Threatened against Seller or any Affiliate of Seller any Proceeding (i) seeking material Damages or other material relief in connection with any aspect of this transaction, or (ii) that could reasonably be expected to have the effect of preventing or making illegal this transaction.

4.1.6.       Neither the consummation of this transaction nor the performance of Seller’s obligations hereunder shall, directly or indirectly (with or without notice, lapse of time, or both), contravene, conflict with, result in a violation of, or cause Seller or any Affiliate of Seller to suffer any material adverse consequence under any applicable Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Authority since the Effective Date.

4.1.7.       The Bankruptcy Court shall have entered the Approval Order and such order shall not have been stayed as of the Closing Date.

4.2           Buyer’s Conditions.  Buyer’s obligation to close this transaction shall be subject to and contingent upon the satisfaction (or waiver by Buyer in its sole discretion) of each of the following conditions:

4.2.1.       All representations and warranties of Seller set forth in this Agreement (considered collectively) and each such representation and warranty (considered individually) shall have been true and correct in all material respects as of the Effective Date and shall be true and correct in all material respects as of the Closing Date, as if made on the Closing Date.

4.2.2.       All of the covenants and obligations that Seller is obligated to perform or comply with pursuant to this Agreement prior to or at the Closing (considered collectively) and each such covenant and obligation (considered individually) shall have been performed and complied with in all material respects.

4.2.3.       Seller shall have made the deliveries of documents required to be made pursuant to Section 5.2.1.

4.2.4.       Since the Effective Date, there shall not have been commenced or Threatened against Buyer or any Affiliate of Buyer any Proceeding (i) seeking material Damages or material other relief in connection with, any aspect of this transaction, or (ii) that could reasonably be expected to have the effect of preventing or making illegal this transaction.

4.2.5.       Neither the consummation of this transaction nor the performance of Buyer’s obligations hereunder shall, directly or indirectly (with or without notice, lapse of time, or both), contravene, conflict with, result in a violation of, or cause Buyer or any Affiliate of Buyer to suffer any material adverse consequence under any applicable Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Authority since the Effective Date.

4.2.6.       The Bankruptcy Court shall have entered the Approval Order and such order shall not have been stayed as of the Closing Date.

5.             Closing.

5.1           Time and Place of Closing.  The Closing shall take place at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas, or at such other location as the parties may mutually agree. Subject to the provisions of Section 8, the Closing shall take place commencing at a time and on a date mutually acceptable to the parties within three (3) Business Days after the later of (x) entry of the Approval Order or (y) delivery of the notice specified in Section 2.1.

5.2           Seller’s Deliveries to Buyer at Closing.  At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

5.2.1.       A Bill of Sale, substantially in the form of Exhibit B to this Agreement (the “Bill of Sale”), conveying the Personal Property and the Inventory to Buyer, duly executed by Seller.

5.2.2.       An Assignment and Assumption Agreement, substantially in the form of Exhibit C to this Agreement (the “Assignment and Assumption Agreement”), duly executed by Seller and providing for (a) the assignment to Buyer of the Contracts, and (b) Buyer’s performance and discharge of the Assumed Liabilities and indemnification of Seller in respect thereof (including, without limitation, indemnification in respect of any legal fees or other costs incurred by Seller in exercising its right to indemnity).

5.2.3.       A Special warranty deed, substantially in the form of Exhibit D to this Agreement (the “Deed”), duly executed by Seller, in respect of the Real Property.

5.2.4.       Written certification evidencing Seller’s satisfaction of all of Seller’s covenants and obligations set forth in Sections 4.1.1 and 4.1.2.

5.3           Buyer’s Deliveries to Seller at Closing.  At the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

5.3.1.       The Purchase Price, less the Deposit (which shall be released to Seller, together with all interest thereon, by the Deposit Escrow Agent), by wire transfer of immediately available funds.

5.3.2.       The Assignment and Assumption Agreement, duly executed by Buyer.

5.3.3.       The Bill of Sale, duly executed by Buyer.

5.3.4.       Written certification evidencing Buyer’s satisfaction of all of Buyer’s covenants and obligations set forth in Sections 4.2.1 and 4.2.2.

5.3.5.       Appropriate evidence of all necessary action by Buyer in connection with the transactions contemplated hereby, including, without limitation: (i) certified copies of resolutions duly adopted by Buyer’s Board of Directors approving the transactions contemplated by this Agreement and authorizing the execution, delivery, and performance by Buyer of this Agreement; and (ii) a certificate as to the incumbency of officers of Buyer executing this Agreement and any instrument or other document delivered in connection with the transactions contemplated by this Agreement.

5.4           Taxes.  In accordance with Section 1146(c) of the Bankruptcy Code, the making or delivery of any instrument to evidence, effectuate, or perfect the rights, transfers, and conveyances contemplated by this Agreement shall be in contemplation of a plan or plans of reorganization to be confirmed in the Case and, as such, shall be free and clear of any and all Taxes and any such instrument may, at the request of Buyer, contain an endorsement to that effect.  In the event that, notwithstanding the foregoing, any Taxes are assessed on the transfer of the Purchased Assets to Buyer, such Taxes shall be paid by Buyer, and Buyer shall complete and file all returns associated therewith.

5.5           Prorations.  Rent, current taxes and other amounts due that relate or are attributable to the Business and/or the Real Property and the Personal Property Leases shall be prorated between Seller and Buyer as of the Closing Date.  All obligations due in respect of periods on or prior to the Closing Date (other than the Assumed Liabilities) shall be paid in full or otherwise satisfied by Seller, and all obligations due in respect of periods after the Closing Date (in addition to the Assumed Liabilities) shall be paid in full or otherwise satisfied by Buyer.  Rent shall be prorated on the basis of a thirty (30) day month.

5.6           Possession.  Buyer shall be entitled to possession of the Purchased Assets immediately upon the Closing.

5.7           Closing Costs.  Buyer shall pay (i) any recording fees with respect to the Deed, and (ii) if Buyer elects to obtain title insurance with respect to the Real Property and the Improvements, the premium for insurance, as well as for any endorsements thereto that Buyer elects to obtain.

6.             Representations and Warranties.

6.1           Seller’s Representations and Warranties.  Seller represents and warrants to Buyer as follows:

6.1.1.       Organization and Good Standing. Seller is a limited partnership duly formed, validly existing, and in good standing under the laws of the State of Delaware. Crown Management is a limited partnership duly formed, validly existing, and in good standing under the laws of the State of Delaware and is the sole general partner of Seller.

6.1.2.       Authority; No Conflict.

(a)           Upon obtaining the Approval Order, this Agreement shall constitute the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon their execution and delivery by Seller at the Closing, each of the Seller Closing Documents will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. Subject to obtaining the Approval Order and applicable provisions of bankruptcy law, Seller has full partnership power, authority, and capacity to execute and deliver this Agreement and each of the Seller Closing Documents and to perform its obligations hereunder and thereunder.

(b)           Upon obtaining the Approval Order, neither the execution and delivery of this Agreement, nor the performance of any of Seller’s obligations hereunder, nor the consummation of the transactions herein contemplated will, directly or indirectly (with or without notice, lapse of time, or both), (i) contravene or result in a violation of any provision of Seller’s Organizational Documents or any resolution adopted by the Board of Control, by the general or limited partners of Crown Management, or by the limited partners of Seller; (ii) contravene or result in a violation of any Legal Requirement or any Order to which Seller or any of the Purchased Assets is subject; or (iii) contravene or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, any agreement, instrument, or writing of any nature to which Seller is a party or by which Seller or any of its assets or properties is bound.

6.1.3.       Certain Proceedings. Except for the Case, no Proceeding is pending or, to Seller’s Knowledge, has been Threatened, against Seller that challenges, or could reasonably be expected to have the effect of preventing, making illegal, or otherwise materially interfering with, the transactions herein contemplated.

6.2           Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as follows:

6.2.1.       Organization and Good Standing. Buyer is a California corporation, duly incorporated, validly existing, and in good standing under the laws of the State of California.

6.2.2.       Authority; No Conflict.

(a)           This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon their execution and delivery by Buyer at the Closing, each of the Buyer Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has full corporate power, authority, and capacity to execute and deliver this Agreement and each of the Buyer Closing Documents and to perform its obligations hereunder and thereunder.

(b)           Neither the execution and delivery of this Agreement, nor the performance of any of Buyer’s obligations hereunder, nor the consummation of the transactions herein contemplated will, directly or indirectly (with or without notice, lapse of time, or both), (i) contravene or result in a violation of any provision of Buyer’s Organizational Documents or any resolution adopted by the Board of Directors or the shareholders of Buyer; or (ii) contravene or result in a violation of any Legal Requirement or any Order to which Buyer is subject; or (iii) contravene or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, any agreement, instrument, or writing of any nature to which Buyer is a party or by which Buyer or any of its assets or properties is bound.

6.2.3.       Certain Proceedings. No Proceeding is pending or, to Buyer’s Knowledge, has been Threatened against Buyer that challenges, or could reasonably be expected to have the effect of preventing, making illegal, or otherwise materially interfering with, the transactions herein contemplated.

6.2.4.       Buyer has sufficient funds available to consummate the transactions contemplated hereby.

6.3           “AS IS” Transaction. As a material inducement to Seller to enter into this Agreement and to consummate the transactions herein contemplated, Buyer hereby acknowledges and agrees as follows:

6.3.1.       Buyer has conducted all investigations, inspections, studies, tests, and analyses it desired to conduct with respect to the Business and the Purchased Assets and acknowledges that it has been provided sufficient access to the Purchased Assets, including the Books and Records, and to key employees for such purpose. In entering into this Agreement, Buyer is relying solely on its own investigation and is assuming the risk that adverse physical, economic, or other conditions or circumstances may not have been revealed by its investigation.

6.3.2.       EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6.1, NEITHER SELLER NOR ANY OF ITS REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE BUSINESS OR THE PURCHASED ASSETS, INCLUDING INCOME TO BE DERIVED OR EXPENSES TO BE INCURRED IN CONNECTION THEREWITH; THE PHYSICAL CONDITION OF ANY OF THE PURCHASED ASSETS AND ANY REAL PROPERTY OR IMPROVEMENTS, OR ANY PROPERTY WHICH IS THE SUBJECT OF ANY OF THE PERSONAL PROPERTY LEASES OR ANY PART OF THE FOREGOING; THE ENVIRONMENTAL CONDITION OF ANY REAL PROPERTY OR IMPROVEMENTS; THE ZONING OF ANY REAL PROPERTY OR IMPROVEMENT; THE TRANSFERABILITY OF ANY OF THE PURCHASED ASSETS; THE VALUE OF THE PURCHASED ASSETS (OR ANY PORTION THEREOF); THE TERMS, AMOUNT, VALIDITY, OR ENFORCEABILITY OF ANY OF THE ASSUMED LIABILITIES; THE TITLE TO ANY OF THE PURCHASED ASSETS (OR ANY PORTION THEREOF); THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY OF THE PURCHASED ASSETS; OR ANY OTHER MATTER OR THING RELATED TO THE PURCHASED ASSETS OR THE BUSINESS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER HEREBY EXPRESSLY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY OF THE PURCHASED ASSETS (OR ANY PORTION THEREOF).

6.3.3.       BUYER WILL ACCEPT THE PURCHASED ASSETS AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.”

6.4           No Survival of Representations and Warranties. The representations and warranties set forth in Sections 6.1 and 6.2 shall not survive beyond the Closing Date.

7.             Additional Covenants.

7.1           Employee Matters.

7.1.1.       Offer of Employment.  Buyer agrees to offer (or to cause one of its Affiliates to offer) employment to substantially all employees who are in the active employment of the Business on the Closing Date, on substantially the same terms and conditions, in the aggregate, and at the same rate of pay, as such employee was employed on the day prior to the Closing Date (the “Continuing Employees”); provided, however, that Buyer shall have the right to conduct customary employee background checks prior to offering employment to any such employee.  Buyer will grant to all Continuing Employees service credit for previous service recognized by Seller for purposes of vacation and other benefits (whether or not accrued on the financial statements of Seller).

7.1.2.       WARN Act.  Buyer shall be responsible for and shall pay any and all liabilities or obligations arising under the WARN Act, if any, arising out of or resulting from layoffs of employees or any termination of their employment in the Business which occurs on or after the Closing Date.  Buyer agrees to indemnify, and hold Seller and its successors harmless from or against, any and all Damages which Seller may incur in connection with any suit or claim of violation brought against Seller under the WARN Act or any similar state or foreign law, which relates to transactions effected on or after the Closing Date, or any other action taken by Buyer after the Closing Date.

7.1.3.       Employee Benefits.  Effective as of the Closing Date, Buyer shall establish a medical plan for the Continuing Employees and their dependents and beneficiaries, without preexisting condition exclusions, without waiting times for commencement of coverage, or without other lapses in coverage.  Notwithstanding the foregoing, any Continuing employee who had not satisfied the waiting time for coverage with Seller shall be subject to the waiting time established by Buyer.  In addition, commencing on the Closing Date, Buyer shall provide the Continuing Employees and their dependents and beneficiaries coverage under any other pension, retirement, welfare and fringe benefit plans, programs, policies or arrangements established by Buyer for such persons, who for all purposes of this sentence will be credited, to the extent permissible under applicable law, with all service recognized by Seller or its Affiliates.

7.1.4.       Forms W-2.  Seller and Buyer agree that (i) Seller will issue a Form W-2 to each individual who is employed in the Business as of, or prior to, the Closing Date in respect of all payments made by Seller to each such individual on or prior to the Closing Date, and (ii) Buyer will issue a Form W-2 to each Continuing Employee in respect of all payments made by Buyer or any Affiliate of Buyer to each such individual on or after the Closing Date.

7.2           Retention of and Access to Books and Records.

7.2.1.       Buyer agrees to retain the Books and Records for a period of seven (7) years after the Closing Date.  Buyer shall permit Seller (or its successors) and its Representatives to inspect and copy, at Seller’s (or such successor’s) sole expense, any of the Books and Records at any time during normal business hours, upon reasonable advance notice.

7.2.2.       After the seven-year period referred to in Section 7.2.1, Buyer shall provide not less than 30 nor more than 60 days notice to Seller (or its successors, if previously identified by notice to Buyer) prior to any proposed destruction or disposition of any of the Books and Records. Any such notice shall identify with reasonable specificity the Books and Records to be destroyed or disposed of and the date on which such destruction or disposition will occur. If the recipient of any such notice wishes to obtain any of the Books or Records to be destroyed or disposed of, it may do so by giving notice to Buyer at any time prior to the scheduled date for destruction or disposition.  All out-of-pocket costs of delivering any such Books and Records to a requesting party shall be paid by such party.

7.3           No Transition Services. Except as may be otherwise agreed in writing by Seller and Buyer, as of the Closing Date, all data processing, accounting, insurance, banking, legal, communications, and other services and products provided by Seller or its Affiliates in respect of the Business and the Purchased Assets, and any prior agreements or understandings (written or oral) with respect thereto, shall terminate and Buyer shall not be entitled to any on-going benefit thereof.

7.4           No Use of Crown Pacific Name. Buyer shall (i) not, at any time after the Closing, use in connection with the conduct of the Business or the ownership, use, or operation of the Purchased Assets the names “Alliance Lumber” and “Crown Pacific” or any name deceptively similar thereto and (ii) as soon as reasonably practicable after the Closing Date, remove from the Purchased Assets, other than Inventory, all references to the names “Alliance Lumber” and “Crown Pacific” and their logos.

7.5           Allocation of Purchase Price.  The Purchase Price shall be allocated among the Purchased Assets by Buyer, with agreement by Seller, prior to the Closing Date, with adjustments as may be determined in accordance with Section 2.4, subject to the following:  (i) such allocation shall be reflected in the Tax returns (including, but not limited to, Internal Revenue Service Form 8594) that are filed by Buyer and the Seller in accordance with Section 1060 of the Code (and any similar provision of state or local law, as appropriate), with such adjustments as may be necessary pursuant to Section 2.4 hereof; and (ii) Buyer and the Seller agree to treat and report in filings under the Code (and any state or local law, as appropriate) (and, if necessary, to cause each of their respective Affiliates to so treat and report) the transactions contemplated by this Agreement in a manner consistent with one another.

8.             Termination.

8.1           Termination Events. This Agreement may, by notice given prior to or at the Closing (which notice shall specify the grounds for termination), be terminated:

8.1.1.       If all conditions to Closing required to obligate a party to close the transactions set forth herein have been satisfied and such party has not tendered performance of its Closing obligations or deliveries hereunder on or before the Closing Date, then the party who is not then in default hereunder may terminate this Agreement by delivering to the other written notice of termination.  Any waiver of a condition shall be effective only if such waiver is stated in writing and signed by the waiving party; provided, however, that the consent of a party to the Closing shall constitute a waiver by such party of any conditions to Closing not satisfied as of the Closing Date; or

8.1.2.       By mutual written agreement of Seller and Buyer.

8.2           Effect of Termination.  If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall thereupon terminate, except that Sections 2.2, 10.2, 10.3, 10.7 through 10.13 and 10.15 through 10.18, inclusive, shall survive; provided, however, that if this Agreement is terminated by Seller because of a material Breach of this Agreement by Buyer or because one or more of the conditions to Seller’s obligations under this Agreement is not satisfied as a result of Buyer’s failure to comply with its obligations under this Agreement, the Seller’s right to pursue all legal remedies shall survive such termination unimpaired.

8.3           Break-Up Fee.  If the Bankruptcy Court approves a sale of the Purchased Assets to a third party other than Buyer (other than as a result of the failure of a condition to Seller’s obligations set forth in Section 4.1), then this Agreement shall terminate.  Upon consummation of such transaction with such third party, Seller shall pay to Buyer by wire transfer of immediately available funds to an account designated by Buyer, a termination fee in the amount of $60,000, which shall constitute liquidated damages of Buyer and shall be Buyer’s sole and exclusive remedy in respect of such termination.

9.             Definitions and Interpretation.

9.1           Defined Terms. As used in this Agreement, the following terms have the respective meanings set forth below:

“Accountants” means a firm of independent certified public accountants jointly selected by the parties or, if they are unable to agree within five additional Business Days, appointed by the Bankruptcy Court upon the request of either party.

“Actions” has the meaning set forth in Section 10.18.1.

“Actual Transaction Value” means the Transaction Value, as of the Closing Time, as set forth in the Statement of Transaction Value, or as otherwise determined pursuant to Section 2.4 in the event Seller objects thereto.

“Affiliate” means (i) with respect to an individual (a) each member of such individual’s Family (as hereinafter defined), (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family, (c) any Person in which such individual or one or more members of such individual’s Family hold (individually or in the aggregate) a Material Interest (as hereinafter defined), and (d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in any similar capacity); or (ii) with respect to any Person other than an individual (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such Person, (b) any Person that holds a Material Interest in such Person or in which such Person holds a Material Interest, (c) each Person that serves as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity), (d) any Person with respect to which such Person serves as general partner or trustee (or in any similar capacity), and (e) any Affiliate of any individual described in the foregoing clause (ii)(c) or (ii)(d).  For purposes of this definition, (A) the “Family” of an individual means the individual, the individual’s spouse, any other natural person who is related to the individual or the individual’s spouse within the second degree, and any other natural person who resides with the individual; and (B) “Material Interest” means direct or indirect beneficial ownership of voting securities or interests representing at least 20% of the outstanding voting power of a Person or equity securities or interests representing at least 20% of the outstanding equity securities or interests in a Person.

“Agreement” means this Asset Purchase Agreement.

“Approval Order” has the meaning set forth in Section 3.5.

“Assignment and Assumption Agreement” has the meaning set forth in Section 5.2.2.

“Assumed Liabilities” means:

(i)            any and all liabilities and obligations arising under, pursuant to, or in connection with the Contracts from and after the Closing Date and/or otherwise required to be performed with respect to the Purchased Assets on or after the Closing Date,

(ii)           all post-Petition Date liabilities that are Current Liabilities,

(iii)          all pre-Petition Date Claims that are set forth on Schedule E,

(iv)          any required COBRA continuation coverage to “M&A Qualified Beneficiaries” (as defined in Treasury Regulation Section 54.4980B-9, Q/A-4) resulting from the sale of the Business regardless of whether the Buyer is or becomes a “successor employer” (as defined in Treasury Regulation Section 54.4980B-9 (Q/A-8(c)), and

(v)           all other liabilities and obligations to be assumed by Buyer pursuant to this Agreement.

“Bankruptcy Code” has the meaning set forth in the preamble.

“Bankruptcy Court” has the meaning set forth in the preamble.

“Bill of Sale” has the meaning set forth in Section 5.2.1.

“Board of Control” means the Board of Control of Crown Management.

“Books and Records” means all books and records of Seller that pertain exclusively to the conduct of the Business, the ownership, use, and operation of the Purchased Assets, or the payment or performance of the Assumed Liabilities, including any such records maintained on computer and all related computer software.

“Breach” means any inaccuracy in or breach of, or any failure to perform or comply with, any representation, warranty, covenant, obligation, or other provision of this Agreement or any document delivered pursuant to this Agreement.

“Business” has the meaning set forth in Recital A.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Reno, Nevada are authorized or required by applicable Legal Requirements to be closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Documents” means the documents to be executed and delivered by Buyer at the Closing pursuant to Section 5.3.

“Buyer Default Termination” has the meaning set forth in Section 2.2.

“Buyer’s Knowledge” means that the Operator is actually aware of a particular fact or other matter.

“Case” has the meaning set forth in the preamble.

“Claim” has the meaning set forth in Section 101 of the Bankruptcy Code.

“Closing” means the closing of this transaction, at which the events set forth in Section 5.2 shall occur.

“Closing Date” means the date on which the Closing occurs.

“Closing Time” means the close of Seller’s business on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Continuing Employees” has the meaning set forth in Section 7.1.1.

“Contracts” means the Personal Property Leases and the Other Contracts.

“Crown Management” means Crown Pacific Management Limited Partnership, a Delaware limited partnership, the sole general partner of Seller.

“Current Liabilities” means the sum of Seller’s accounts payable, accrued expenses, and other current liabilities in connection with the Business or arising from the ownership or operation of the Purchased Assets (including all amounts owed under financing arrangements, whether classified as current or long-term), all as of the Closing Time, in each case determined in accordance with generally accepted accounting principles consistently applied in accordance with Seller’s past practices; provided, however, that Current Liabilities shall not include the following:

(i)            any inter- or intra-company liabilities,

(ii)           pre-Petition Date tax liabilities,

(iii)          pre-Petition Date Claims listed on Schedule E to this Agreement,

(iv)          any payroll or benefit liabilities arising out of the operation of the Business prior to the Closing Time,

(v)           any sales or use tax liabilities arising out of the operation of the Business prior to the Closing Time, and

(vi)          any loans or other financing provided to Seller pursuant to that certain Post-Petition Financing Agreement with The CIT/Business Credit, Inc., dated June 29, 2003.

“Damages” means all losses, liabilities, claims, damages (including incidental and consequential damages), expenses (including costs of investigation and defense and reasonable attorneys’ fees), and diminution of value, whether or not involving a third-party claim, except to the extent, if any, that any such losses, liabilities, claims, damages, expenses, or diminution in value are recovered through insurance proceeds actually received (net of any costs incurred in connection therewith, whether through retrospective premium adjustments, experience-based premium adjustments, or otherwise).

“Deed” has the meaning set forth in Section 5.2.3.

“Deposit” has the meaning set forth in Section 2.2.

“Deposit Escrow Agent” has the meaning set forth in Section 2.2.

“Deposit Escrow Agreement” has the meaning set forth in Section 2.2.

“Effective Date” has the meaning set forth in the preamble.

“Estimated Transaction Value” means Seller’s good faith estimation of Transaction Value, which estimation shall be conclusive for purposes of determining the Purchase Price, subject only to post-Closing adjustment as provided in Section 2.4.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Governmental Authority” means any national, federal, state, provincial, county, municipal, or local government, or the government of any political subdivision of the any of the foregoing, or any entity, authority, agency, ministry, or other similar body exercising executive, legislative, judicial, regulatory, or administrative authority or functions of or pertaining to the government, including any quasi-governmental entity established to perform any such functions.

“Improvements” has the meaning set forth in Section 1.1.2.

“Intangible Property” has the meaning set forth in Section 1.1.4.

“Inventory” has the meaning set forth in Section 1.1.6.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, ordinance, principle of common law, regulation, rule, statute, or treaty.

“Lien” means any mortgage, deed of trust, pledge, assignment, security interest, encumbrance, lien, charge, or claim of any kind or nature whatsoever in respect of any property, including any of the foregoing created by, arising under, or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of a financing statement naming the owner of the property as to which such lien relates as the debtor under the Uniform Commercial Code or any comparable law.

“Loss” has the meaning set forth in Section 3.4.

“Operator” means Buck Yaeger.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator or mediator.

“Ordinary Course of Business” means any action taken by a Person if, and only if, such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” means (i) the articles or certificate of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and certificate of limited partnership of a limited partnership, (iv) any charter, operating agreement, or similar document adopted or filed in connection with the creation, formation, or organization of a Person, and (v) any amendment to any of the foregoing.

“Other Contracts” has the meaning set forth in Section 1.1.1.

“Permitted Encumbrances” means with respect to any specified property, such defects, irregularities, encumbrances, and other imperfections of title as normally exist with respect to property similar in character, and, in any event, are not substantial in character, amount, or extent, and do not materially detract from the value or materially impair the use of the property in question.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, trust, unincorporated organization or association, joint venture, or other organization, whether or not a legal entity, or a Governmental Authority.

“Personal Property” has the meaning set forth in Section 1.1.3.

“Personal Property Leases” has the meaning set forth in Section 1.1.1.

“Petition Date” has the meaning set forth in the preamble.

“Proceeding” means any action, arbitration, audit, hearing, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, arbitrator, or mediator.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchased Assets” has the meaning set forth in Section 1.1.

“Real Property” has the meaning set forth in Section 1.1.2.

“Receivables” has the meaning set forth in Section 1.1.5.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of or to such Person, including such Person’s attorneys, accountants, and financial advisors.

“Sale Motion” has the meaning set forth in Section 3.5.

“Seller” has the meaning set forth in the preamble.

“Seller Closing Documents” means the documents to be executed and delivered by Seller at the Closing pursuant to Section 5.2.

“Seller Default Termination” has the meaning set forth in Section 2.2.

“Seller’s Knowledge” means that either of Peter W. Stott or Steven E. Dietrich is actually aware of a particular fact or other matter.

“Statement of Transaction Value” means an unaudited statement of Transaction Value, including the principal components thereof, as of the Closing Time, certified by the Operator.

“Tax” means any tax (including any income tax, capital gains tax, value-added tax, sales tax, excise tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Authority or payable pursuant to any tax-sharing agreement or other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

“Threatened” means, with respect to a claim, Proceeding, dispute, action, or other matter, the making of any demand or statement (written or oral), the giving of any written notice, the occurrence of any event, or the existence of any circumstance that would lead a prudent Person to conclude that such claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Transaction Value” means an amount equal to the sum of:

(i)            90% of the book value of the Receivables,

(ii)           95% of the book value of the Inventory (valued at average cost, as determined in a manner consistent with Seller’s internal operating statements) that is located on the Real Property,

(iii)          100% of the book value of the Inventory (valued at average cost, as determined in a manner consistent with Seller’s internal operating statements) that is in transit or prepaid but not located on the Real Property,

(iv)          100% of the book value of the Real Property, Improvements and Personal Property listed on Schedule B-1,

(v)           50% of the book value of the Personal Property listed on Schedule B-2,

(vi)          100% of the cost of any items of Personal Property acquired by Seller in the Ordinary Course of Business after the Effective Date and prior to the Closing Date exclusively in connection with the Business, and

(vii) 100% of the book value of the notes receivable arising out of the operation of the Business and outstanding on the Closing Time (valued at Seller’s net book value, determined in accordance with generally accepted accounting principles consistently applied in accordance with Seller’s past practice).

in each case (other than Inventory valuation) determined in accordance with generally accepted accounting principles consistently applied in accordance with Seller’s past practices.

“Transaction Value Difference” means, as applicable, the Actual Transaction Value less the Estimated Transaction Value, or the Estimated Transaction Value less the Actual Transaction Value.

“WARN Act” means the Worker Adjustment and Retraining Act, as amended.

9.2           Construction and Interpretation.

9.2.1.       The headings or titles of the sections of this Agreement are intended for ease of reference only and shall have no effect whatsoever on the construction or interpretation of any provision of this Agreement.  References herein to sections are to sections of this Agreement unless otherwise specified.

9.2.2.       Meanings of defined terms used in this Agreement are equally applicable to singular and plural forms of the defined terms. The masculine gender shall also include the feminine and neutral genders and vice versa.

9.2.3.       As used herein, (i) the term “party” refers to a party to this Agreement, unless otherwise specified, (ii) the terms “hereof,” “herein,” “hereunder,” and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement, (iii) the term “including” is not limiting and means “including, without limitation,” (iv) the term “documents” includes all instruments, documents, agreements, certificates, indentures, notices, and other writings, however evidenced, and (v) the term “property” includes any kind of property or asset, real, personal, or mixed, tangible or intangible.

9.2.4.       In the event any period of time specified in this Agreement ends on a day other than a Business Day, such period shall be extended to the next following Business Day.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

9.2.5.       This Agreement is the product of arm’s length negotiations among, and has been reviewed by counsel to, the parties and is the product of all of the parties. Accordingly, this Agreement shall not be construed for or against any party by reason of the authorship or alleged authorship of any provision hereof.

10.           Miscellaneous Provisions.

10.1         Survival.  Except for the covenants and agreements that are expressly provided to be performed after the Closing Date (including, without limitation, Section 10.1), none of the respective representations, warranties, covenants and agreements of Seller and Buyer herein, or in any certificates or other documents delivered prior to or at the Closing, shall survive the Closing.

10.2         Expenses. Each party shall bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions herein contemplated, including all fees and expenses of its Representatives and any brokerage or finders’ fees or commissions or any other similar payment in connection with the transactions herein contemplated.

10.3         Attorneys’ Fees.  In the event that either party hereto brings an action or other proceeding to enforce or interpret the terms and provisions of this Agreement, the prevailing party in that action or proceeding shall be entitled to have and recover from the non-prevailing party all such fees, costs and expenses (including, without limitation, all court costs and reasonable attorneys’ fees) as the prevailing party may suffer or incur in the pursuit or defense of such action or proceeding.

10.4         Reasonable Access to Records and Certain Personnel.  As long as the Case is pending, (i) Buyer shall permit Seller’s counsel and other professionals employed in the Case reasonable access to the financial and other books and records relating to the Purchased Assets or the Business (whether in documentary or data form) for the purpose of the continuing administration of the Case (including, without limitation, the pursuit of any avoidance, preference or similar action), which access shall include (a) the right of such professionals to copy, at Seller’s expense, such documents and records as they may request in furtherance of the purposes described above, and (b) Buyer’s copying and delivering to Seller or its professionals such documents or records as they may request, but only to the extent Seller or its professionals furnishes Buyer with reasonably detailed written descriptions of the materials to be so copied and Seller reimburses Buyer for the reasonable costs and expenses thereof, and (ii) Buyer shall provide Seller and such professionals (at no cost to Seller) with reasonable access to various personnel to whom Seller will need continued access post-closing during regular business hours to assist Seller in the continuing administration of the Case, provided that such access does not unreasonably interfere with Buyer’s business operations.

10.5         Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and, subject to the restrictions on assignment set forth herein, their respective successors and assigns.

10.6         Assignment. Neither party shall assign any of its rights or obligations under this Agreement without the prior written consent of the other party.  No assignment of this Agreement shall release the assigning party from its obligations under this Agreement.

10.7         Notices. All notices under this Agreement shall be in writing.  Notices may be (i) delivered personally, (ii) transmitted by facsimile, (iii) delivered by a recognized national overnight delivery service, or (iv) mailed by certified United States mail, postage prepaid and return receipt requested.  Notices to any party shall be directed to its address set forth below, or to such other or additional address as any party may specify by notice to the other party.  Any notice delivered in accordance with this Section 10.7 shall be deemed given when actually received or, if earlier, (a) in the case of any notice transmitted by facsimile, on the date on which the transmitting party receives confirmation of receipt by facsimile transmission, telephone, or otherwise, if sent during the recipient’s normal business hours or, if not, on the next Business Day, (b) in the case of any notice delivered by a recognized national overnight delivery service, on the next Business Day after delivery to the service or, if different, on the day designated for delivery, or (c) in the case of any notice mailed by certified U.S. mail, two Business Days after deposit therein.

If to Seller:	Crown Pacific Limited Partnership
805 S.W. Broadway, Suite 1500
Portland, Oregon 97205
Fax No.: 503-228-4875
Attn: P. A. (Tony) Leineweber

With a copy to:	Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
Fax No.: 713-238-7172
Attn: John Sparacino

If to Buyer:	Reno Lumber
680 Spice Islands Drive
Sparks, Nevada 89431
Fax No.:
Attn: D.S. Yaeger

With a copy to:	Mr. Gary G. Perry
2251 Fair Oaks Boulevard, Suite 200
Sacramento, California 95825
Fax No.: 916-649-0742

and

Ms. Cindy Hill
Drinkwater Law Offices
6490 S. McCarran Boulevard
Suite B-15
Reno, Nevada 89509
Fax No.: 775-828-0858

10.8         Waiver. Any party’s failure to exercise any right or remedy under this Agreement, delay in exercising any such right or remedy, or partial exercise of any such right or remedy shall not constitute a waiver of that or any other right or remedy hereunder.  A waiver of any Breach of any provision of this Agreement shall not constitute a waiver of any succeeding Breach of such provision or a waiver of such provision itself.  No waiver of any provision of this Agreement shall be binding on a party unless it is set forth in writing and signed by such party.

10.9         Amendment. This Agreement may not be modified or amended except by the written agreement of all of the parties hereto.

10.10       Severability.  If any provision of this Agreement is held invalid, illegal, or unenforceable, then (i) such provision shall be enforceable to the fullest extent permitted by applicable law, and (ii) the validity and enforceability of the other provisions of this Agreement shall not be affected and all such provisions shall remain in full force and effect.

10.11       Integration.  This Agreement, including the Exhibits and Schedules hereto, contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements with respect thereto.  The parties acknowledge and agree that there are no agreements or representations relating to the subject matter of this Agreement, either written or oral, express or implied, that are not set forth in this Agreement, in the Exhibits and Schedules to this Agreement.

10.12       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona (without regard to the principles thereof relating to conflicts of laws).

10.13       Jurisdiction.  BUYER AND SELLER AGREE THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OVER ALL DISPUTES AND OTHER MATTERS RELATING TO (i) THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT EXECUTED PURSUANT HERETO; AND (ii) THE PURCHASED ASSETS AND THE ASSUMED LIABILITIES, AND BUYER EXPRESSLY CONSENTS TO AND AGREES NOT TO CONTEST SUCH EXCLUSIVE JURISDICTION.

10.14       Tax Effect.  None of the parties (nor such parties’ Representatives) has made or is making in this Agreement any representation to any other party (or such party’s Representatives) concerning any of the tax effects or consequences on the other party of the transactions provided for in this Agreement.  Each party represents that it has obtained, or may obtain, independent tax advice with respect thereto and upon which it, if so obtained, has solely relied.

10.15       Execution.  This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same agreement. Each party may rely upon the signature of each other party on this Agreement that is transmitted by facsimile as constituting a duly authorized, irrevocable, actual, current delivery of this Agreement with the original ink signature of the transmitting party.

10.16       Incorporation of Recitals, Exhibits, and Schedules.  The recitals to this Agreement and all Exhibits and Schedules to this Agreement are incorporated herein by this reference.

10.17       Further Assurances.  Each party agrees to execute and deliver such additional documents and instruments as may reasonably be required to effect fully the transactions herein contemplated, as long as the terms thereof are consistent with the terms of this Agreement.

10.18       Releases; Waiver.

10.18.1.   Release by Buyer.  Each of Buyer and Operator hereby agree as of the Closing Date to release, acquit, and forever discharge Seller and each of its Affiliates and Representatives from any and all claims and demands, actions and causes of action, costs, expenses, litigation costs, attorneys’ fees, and compensation of any kind or nature whatsoever that each may have, whether on account of or in anyway arising out of the Business, any assets or liabilities referenced in this Agreement or otherwise, whether known or unknown, foreseen or unforeseen, now existing or that may hereafter arise, directly or indirectly, of every kind and character, under or pursuant to any applicable law or theory (common or statutory and whether federal and/or state), arising out of or attributable to any conduct, representations, acts, actions, matters, or things done, omitted, or supposed to be done (collectively, “Actions”) by any of Seller or its Affiliates or Representatives on or prior to the Closing Date.

10.18.2.   Claims Waiver by Buyer.  Buyer (i) shall acquire all pre-Petition Date Claims in favor of Persons who have accounts payable that are set forth on Schedule E to this Agreement and (ii) hereby waives and releases Seller, Crown Management and each other debtor in the Case from any and all claims and causes of action with respect to any and all such Claims.

10.18.3.   Release by Seller.  Seller agrees to seek entry by the Bankruptcy Court of an order approving the release contemplated in this Section 10.18.3 (which order Seller shall undertake good faith efforts to obtain).  In the event that the Bankruptcy Court enters an order approving the release set forth in this Section 10.18.3, Seller, on behalf of itself and the other debtors in the Case, shall as of the Closing Date release, acquit, and forever discharge Buyer and Operator from any and all claims and demands, actions and causes of action, costs, expenses, litigation costs, attorneys’ fees, and compensation of any kind or nature whatsoever that each may have, whether on account of or in anyway arising out of their employment agreements and/or non-compete agreements with Seller and any potential avoidance actions that Seller or any of the other debtors in the Case may have against Buyer or the Operator, whether known or unknown, foreseen or unforeseen, now existing or that may hereafter arise, directly or indirectly, of every kind and character, under or pursuant to any applicable law or theory (common or statutory and whether federal and/or state), arising out of or attributable to any Actions on or prior to the Closing Date other than such Actions that are (x) attributable to the gross negligence or willful misconduct of the Operator or (y) that are in violation of Section 3.1.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Seller:	CROWN PACIFIC LIMITED PARTNERSHIP,
a Delaware limited partnership

	By:	Crown Pacific Management Limited
Partnership, its General Partner

		By:	/s/ Peter W. Stott
Name: Peter W. Stott
Title: President and Chief Executive Officer

Buyer:	RENO LUMBER,
a Nevada corporation

	By:		/s/ D.S. Yaeger
Name: D.S. Yaeger
Title: Chief Executive Officer

Operator:	The undersigned hereby executes this Agreement solely for the purpose of agreeing to the covenants in Sections 3.1 and 10.18:

	/s/ Buck Yaeger		/s/ Dale Eggers
Buck Yaeger